EXHIBIT 10.40


                              AMENDED AND RESTATED
                         REVOLVING CREDIT LOAN AGREEMENT


         This Amended and Restated Agreement is dated as of the 30th day of April, 1999, by and between ACI TELECENTRICS, INCORPORATED, a Minnesota corporation (the "Borrower") and NATIONAL CITY BANK OF MINNEAPOLIS, a national banking association (the "Lender").

         WHEREAS, the Borrower and the Lender entered into a certain Revolving Credit Loan Agreement dated January 30, 1998 ("Original Agreement") providing for Advances to Borrower up to the amount of $2,000,000.00 upon the terms and subject to the conditions contained in the Original Agreement; and

         WHEREAS, the Borrower has requested that the Lender amend and restate the terms and conditions of the Original Agreement, all as set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for $1.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   Definitions

         Section 1.01. Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

                  (a) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular; and

                  (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles. All determinations of the book value of inventory contemplated hereby shall be at the lower of cost or market.

         "Accounts" means the aggregate unpaid obligations of customers and other account debtors to the Borrower arising out of the sale or lease of goods or rendition of services by the Borrower on an open account or deferred payment basis.

         "Advance" means an advance to the Borrower by the Lender under Section
2.01 of this Agreement.

         "Affiliate" or "Affiliates" means any Person controlled by, controlling or under common control with the Borrower, including (without limitation) any Subsidiary of the Borrower. For purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" means this Amended and Restated Revolving Credit Loan Agreement, as the same may be further amended and restated from time to time.

         "Base Rate" means the rate of interest established by and publicly announced from time to time by National City Bank of Minneapolis' as it's "Base Rate" with the understanding that the Lender may lend to its customers at rates that are above or below the Base Rate or, if Lender ceases to announce a rate so designated, any similar successor rate designated by Lender.

         "Borrowing Base" means, at any time, the lesser of

         (a) the Commitment, or

         (b) 80% of Eligible Accounts and 50% of Eligible Property and Equipment; provided, however, no more than $750,000 shall be included in the Borrowing Base as an advance against Eligible Property and Equipment.

         "Borrowing Base Certificate" means a certificate of the chief financial officer or controller of the Borrower, in the form of Exhibit B attached hereto, correctly setting forth the Accounts and the Eligible Accounts and the Borrowing Base of the Borrower as of a particular date.

         "Business Day" means any day other than a Saturday or Sunday or other day on which Lenders in Minneapolis are authorized or required to be closed.

         "Closing Date" shall mean the date specified by the Borrower in which the initial advance is to be made after all the conditions preceded and specified in Section 3.01 of this Agreement have been satisfied.

         "Collateral" has the meaning specified in the Security Agreement.

         "Commitment" means $2,000,000.

         "Current Assets" of any person means the aggregate amount of assets of such person which in accordance with generally accepted accounting principals may be properly classified as current assets, after deducting adequate reserves where proper, but in no event including any real estate or equipment.

         "Current Liabilities" of any person means (i) all debt of such person due on demand or within one (1) year from the date of determination thereof; and
(ii) all other items, including taxes accrued as estimated, which, in accordance with generally excepted accounting principles, may be properly classified as current liabilities.

         "Debt" of any Person means (i) all items of indebtedness or liability which in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liabilities side of a balance sheet of that Person as at the date as of which Debt is to be determined and (ii) indebtedness secured by any mortgage, pledge, lien or security interest existing on property owned by such Person, whether or not the indebtedness secured thereby shall have been assumed, (iii) guaranties and endorsements (other than for purposes of collection in the ordinary course of business) by such Person and other contingent obligations of such Person in respect of, or to purchase or otherwise acquire, indebtedness of others and (iv) all obligations of


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such Person to reimburse any Lender or other Person in respect of amounts paid under letters of credit. Debt shall not include debt arising from non-interest bearing assistance grants provided by governmental agencies and development corporations, which is forgiven on a scheduled basis so long as the Borrower meets certain defined criteria.

         "Debt Service Coverage Ratio" means, for any given period of determination, the ratio of (i) Operating Income plus depreciation and amortization to (ii) the sum of (a) the amount of all payments of interest including, without limitation, payments of interest on the Advances to Lender and (b) the amount of all scheduled principal payments of long term Debt and capital lease obligations that the Borrower was required to pay during such period.

         "Default" means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

         "Eligible Accounts" means all unpaid Accounts, net of any credits, except the following shall not in any event be deemed Eligible Accounts:

                  (1) That portion of Accounts over 60 days past due date or 90 days past invoice date (120 days in the event of amounts owed under economic development grants) provided, however, if more than 25% of any such Account is more than 90 days (120 days in the event of amounts owed under economic development grants) past invoice date, the entire Account shall be ineligible;

                  (2) That portion of Accounts that are disputed or subject to a claim of offset or a contra account;

                  (3) Accounts owed by any unit of government, whether foreign or domestic (provided, however, that there shall be included in Eligible Accounts that portion of Accounts owed by such units of government including sums due under economic development grants with respect to which the Borrower has provided evidence reasonably satisfactory to the Lender that (A) the Lender has a first priority security interest and (B) such Account may be enforced by the Lender directly against such unit of government under all applicable laws);

                  (4) Accounts owed by an account debtor located outside the United States or Canada which are not backed by a commercial letter of credit assigned to the Lender, in the possession of the Lender and reasonably acceptable to the Lender in all respects, in its sole discretion;

                  (5) Accounts owed by an account debtor that is the subject of bankruptcy proceedings or has gone out of business;

                  (6) Accounts owed by a shareholder, subsidiary, Affiliate, officer or employee of the Borrower; and

                  (7) Accounts not subject to a duly perfected security interest in favor of the Lender or which are subject to any lien, security interest or claim in favor of any Person other than the Lender.


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         "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended.

         "Event of Default" has the meaning specified in Section 7.01.

         "Eligible Property and Equipment" means the net book value of all property, equipment and furniture owned by the Borrower, free and clear of all security interests and liens (except those in favor of the Lender), except the following shall not in any event be deemed Eligible Property and Equipment:

         (1)      Software and capitalized software development costs;
         (2)      Computer equipment;
         (3) Equipment located at call centers operated by the Borrower where Borrower has been unable to obtain a landlord's waiver from the applicable landlord;
         (4)      Leasehold improvements; and
         (5) Any other intangible assets included in property and equipment.

         "GAAP" means generally accepted accounting principals consistently applied and maintained throughout the period indicated and consistent with the Borrower's audited financial statements delivered to the Bank pursuant to
Section 5.01 of this Agreement. Whenever any accounting term is used herein which is not otherwise defined, it shall be interpreted in accordance with GAAP except as required to be modified in accordance with the terms of this Agreement.

         "LIBOR Rate" means the rate of interest (rounded upward, if necessary, to the nearest one-eighth (1/8) of one percent (1%)) as determined by the British Bankers' Association average of interbank offered rates for dollar deposits in the London Market, for one month maturities, on the date quoted in the Wall Street Journal and applicable on any Business Day that the Borrower elects to convert the interest rate on the Advances to the LIBOR Rate plus the applicable margin.

         "Loan Documents" means this Agreement, the Note, and the Security Agreement and documents to be executed and delivered in connection therewith.

         "Operating Income" means, during any given period of determination, the sum of: (a) the net after-tax income of the Borrower during such period, (b) the sum of any taxes recorded by the Borrower with respect to such period and (c) any interest expense recorded by the Borrower during such period; reduced by the sum of any extraordinary, non-operating or non-cash income recorded by the Borrower during such period and increased by any extraordinary, non-cash or non-operating expense or loss recorded by the Borrower during such period.

         "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         "Plan" means an employee benefit plan or other plan maintained for employees of the Borrower and covered by Title IV of ERISA.

         "Reportable Event" shall have the meaning assigned to that term in Title IV of ERISA.

         "Revolving Note" or "Note" means the Renewal Revolving Note of the Borrower payable to the order of the Lender in substantially the form of Exhibit A attached hereto.


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


         "Security Agreement" means the security agreement of the Borrower heretofore delivered to the Lender.

         "Security Interest" has the meaning specified in the Security
Agreement.

         "Subsidiary" means any corporation of which more than 50% of the outstanding shares of capital stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such corporation, irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

         "Tangible Net Worth" of any Person means:

                  (a) the tangible assets of such Person, which, in accordance with generally accepted accounting principles, are tangible assets, after deducting adequate reserves in each case where, in accordance with generally accepted accounting principles, a reserve is proper; less

                  (b) all Debt of such Person (as previously defined);

provided, however, that (i) inventory shall be taken into account on the basis of the cost or current market value, whichever is lower, (ii) in no event shall there be included as such tangible assets patents, trademarks, trade names, copyrights, licenses, good will, deferred charges or treasury stock or any securities of Debt of such Person or any other securities unless the same are readily marketable in the United States of America or entitled to be used as a credit against Federal income tax liabilities, (iii) securities included as such tangible assets shall be taken into account at their current market price or cost, whichever is lower, and (iv) any write-up in the book value of any assets shall not be taken into account.

         "Termination Date" means April 30, 2000.

         "Working Capital" means the amount by which Current Assets exceeds Current Liabilities.

                                   ARTICLE II
                   Amount and Terms of the Revolving Advances

         Section 2.01 Advances. The Lender agrees, on the terms and subject to the conditions herein set forth, to make Advances to the Borrower from time to time during the period from the date hereof to and including the Termination Date, or the earlier termination of the Commitment by the Lender pursuant to
Section 7.02 hereof, in an aggregate amount at any time outstanding not to exceed the Borrowing Base, which Advances made by the Lender shall be secured by the Collateral. The Advances made by the Lender to the Borrower under this
Section 2.01 are made on a revolving basis and it is contemplated that the Borrower will request Advances, repay Advances and request additional Advances. The Borrower agrees to comply with the following procedures in requesting Advances under this Section 2.01:


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                  (a) The Borrower will not request any Advance under this
         Section 2.01 if, after giving effect to such requested Advance, the sum of the outstanding and unpaid Advances under this Section 2.01 or otherwise would exceed the Borrowing Base.

                  (b) Each request for an Advance under this Section 2.01 shall be made to the Lender prior to 3:00 p.m. (Minneapolis time) of the day of the requested Advance by the Borrower. Each request for an Advance may be made in writing or by telephone, specifying the date of the requested Advance and the amount thereof, and shall be by any person reasonably believed by the Lender to be an officer or employee of the Borrower which the Borrower has notified the Lender in writing is authorized to request Advances under this Agreement. Each requested Advance shall be in the amount of $10,000 or a multiple thereof.

                  (c) Upon fulfillment of the applicable conditions set forth in
         Article III hereof, the Lender shall disburse loan proceeds by crediting the same to the Borrower's demand deposit account maintained with the Lender unless the Lender and the Borrower shall agree in writing to another manner of disbursement. Upon request of the Lender, the Borrower shall promptly confirm each telephonic request for an Advance by executing and delivering an appropriate confirmation certificate to the Lender. The Borrower shall be obligated to repay all Advances under this Section 2.01 notwithstanding the failure of the Lender to receive such confirmation and notwithstanding the fact that the person requesting the same was not in fact the authorized officer of employee which said person identified himself or herself to be unless the Lender commits willful misconduct or gross negligence in determining the authorization or identity of such person and the Borrower does not receive the proceeds or the benefit of such Advance. Any request for an Advance under this Section 2.01, whether written or telephonic, shall be deemed to be a representation by the Borrower that
         (i) the condition set forth in Section 2.01(a) hereof has been met, and
         (ii) the conditions set forth in Section 3.02 hereof have been met as of the time of the request.

         Section 2.02 Revolving Note. All Advances made by the Lender under
Section 2.01 shall be evidenced by and repayable with interest in accordance with the Revolving Note. The principal of the Revolving Note shall be payable as provided elsewhere in this Agreement and on the earlier of the Termination Date or acceleration by the Lender pursuant to Section 7.02 hereof, and shall bear interest as provided herein.

         Section 2.03 Interest under the Revolving Note. The principal balance of the Advances outstanding from time to time during any month shall bear interest (computed on the basis of actual days elapsed in a 360-day year) at the Base Rate. Notwithstanding the foregoing, so long as no Event of Default exists under this Agreement, the Borrower shall have the option of fixing the interest rate on the principal balance of the Advances outstanding from time to time, for periods commencing on the date elected by the Borrower and ending on the numerically corresponding day in the first calendar month thereafter (except that each monthly period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month), at the then existing LIBOR Rate plus two and three-quarters percent (2-3/4%). At the expiration of said monthly period, interest accruing on the principal balance


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of the Advances shall be reestablished at the then existing LIBOR Rate plus two and three-quarters percent (2-3/4%) per annum unless prior to that time, the Borrower has notified the Lender of its intention to convert the interest rate accruing on the outstanding principal balance of the Advances to the Base Rate. Interest accruing on the principal balance of the Advances outstanding from time to time shall be payable on the first day after the end of each month and on the Termination Date or earlier demand or prepayment in full.

         Notwithstanding anything to the contrary herein, if the Lender determines (which determination shall be conclusive) that (i) quotation of interest rates for the relevant deposits referred to in the definition of LIBOR Rate is not being provided in the relevant amounts or for the relative maturities for the purpose of determining the LIBOR Rate; or (ii) the relevant rate of interest referred to in the definition of LIBOR Rate does not accurately cover the cost to the Lender of making or maintaining such type of loan; then the Lender shall forthwith give notice thereof to the Borrower, whereupon (a) the obligation of the Lender to make Advances subject to the LIBOR Rate as the case may be, shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist; and (b) the interest rate accruing on the outstanding principle balance of the Advances shall immediately convert to the Base Rate.

         The interest rate payable pursuant to this Section 2.03 shall increase from the Base Rate to the Base Rate plus one-half percent (.5%) or, as applicable, from the LIBOR Rate plus two and three-quarters percent (2 3/4%) to the LIBOR Rate plus three and one-quarter percent (3.25%) per annum in the event that the Borrower's cumulative pre-tax income, as measured from January 1, 1999 through the end of each calendar quarter of the Borrower first measured on June 30, 1999, is less than $400,000.00. Any increase in the rate will become effective on the first day of the month immediately following the last day of the calendar quarter notwithstanding the actual date of reporting hereunder. Any such rate increase will be effective until the Termination Date irrespective of whether such cumulative pre-tax income subsequently increases above $400,000.00. Notwithstanding anything contained herein to the contrary, nothing contained herein shall serve to reduce or limit Lender's right to increase the rate of interest to the Default Rate pursuant to Section 2.09 upon the occurrence of an Event of Default.

         Section 2.04 Voluntary Prepayment; Termination of Agreement by Borrower. The Borrower may, in its discretion, prepay the Advances in whole at any time or from time to time in part, without penalty or premium. If the Borrower desires to terminate this Agreement as of any date other than the Termination Date, the Borrower shall give at least 30 days' prior written notice to the Lender of the Borrower's intention to do so. Upon compliance with the foregoing requirement and subject to payment and performance of all the Borrower's obligations to the Lender, the Borrower may obtain any release or termination of the Security Interest in the Collateral to which the Borrower is otherwise entitled by law. The Borrower acknowledges and agrees that it has no right or ability to reduce in part the Commitment without the prior written consent of the Lender.

         Section 2.05 Mandatory Prepayment. Without notice or demand, if the sum of the outstanding principal balance of the Advances shall at any time exceed the Borrowing Base, the Borrower shall repay the Advances to the extent necessary to reduce the sum of the outstanding principal balance of the Advances to the Borrowing Base within ten (10) Business Days.

         Section 2.06 Payment. All payments of principal of and interest on the Advances shall be made to the Lender in immediately available funds no later than 3:00 p.m. (Minneapolis time) on the date due. The Borrower agrees that the amount shown on the books and records of the Lender as being the aggregate amount of the Advances outstanding shall be prima facie evidence of the principal amounts of the Revolving Note. The Borrower hereby authorizes the Lender to


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charge against the Borrower's account with the Lender an amount equal to the principal and interest from time to time due and payable to the Lender under this Agreement and the Revolving Note, and further authorizes the Lender, in its discretion at any time or from time to time and without request by the Borrower, to make an Advance to the extent necessary to pay any such amounts of principal and interest. In addition, the Borrower further authorizes the Lender, in its discretion at any time or from time to time and without request by the Borrower, but only after the Lender has given written notice thereof to the Borrower, to make an Advance to the extent necessary to pay any fees, costs or expenses hereunder or under the Security Agreement.

         Section 2.07. Payment on Non-Business Days. Whenever any payment to be made hereunder or under the Revolving Note shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest hereunder or fees hereunder, as the case may be.

         Section 2.08. Use of Proceeds. The proceeds of all Advances subsequent to the initial Advance shall be used by the Borrower for ordinary working capital purposes, equipment purchases, and for general corporate purposes.

         Section 2.09 Default Rate of Interest. Upon the occurrence of an Event of Default or at any time thereafter until such Event of Default is cured to the written satisfaction of the Lender, or upon the occurrence of an overadvance, and until such time as the overadvance is repaid, the Lender may, in addition to the rights and remedies provided in Section 7.02, increase the rate of interest payable pursuant to the Revolving Note to the Base Rate plus two percent (2.0%) ("Default Rate"), which Default Rate shall change when and as often as the Base Rate changes.

         Section 2.10 Intentionally Deleted.

         Section 2.11 Unused Line Fee. If the average outstanding daily principal balance of all advances made by the Lender to the Borrower under
Section 2.1 of this Agreement shall be less than the Commitment in any calendar month, Borrower shall pay to Lender on the first (1st) day of the next succeeding calendar month a fee (the "Unused Line Fee") equal to one quarter of one percent (.25%) per annum of the amount by which the Commitment exceeds the average outstanding daily principal balance of advances in respect of such month.

                                   ARTICLE III
                              Conditions of Lending

         Section 3.01 Conditions Precedent to the Initial Advance. The obligation of the Lender to make the initial Advance is subject to the condition precedent that the Lender shall have received on or before the day of this Agreement all of the following, in form and substance reasonably satisfactory to the Lender:

         (a) The Revolving Note, properly executed on behalf of the Borrower and given in renewal and replacement of, and not in substitution or satisfaction of, that certain revolving note executed by the Borrower in favor of the Lender dated January 30, 1998.

         (b) The Security Agreement, properly executed on behalf of the Borrower.


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         (c) Financing statements and fixture financing statements sufficient when filed to perfect the Security Interest granted to the Lender under the Security Agreement to the extent such Security Interest is capable of being perfected by filing.

         (d) Current searches of appropriate filing offices showing that (i) no state or federal tax liens have been filed and remain in effect against the Borrower and (ii) no financing statements or fixture financing statements have been filed and remain in effect against the Collateral except financing statements and fixture financing statements perfecting only security interests permitted under Section 6.01.

         (e) A certified copy of the resolutions of the Board of Directors of the Borrower evidencing approval of the Loan Documents and other matters contemplated hereby.

         (f) Copies of the Articles of Incorporation and Bylaws of the Borrower, certified by the Secretary or Assistant Secretary of the Borrower as being true and correct copies thereof.

         (g) A certificate of good standing of the Borrower from the Secretary of State of Minnesota, North Dakota, South Dakota and Nebraska, dated not more than ten days before such date.

         (h) A signed copy of an opinion of counsel for the Borrower addressed to the Lender and reasonably acceptable to the Lender's counsel.

         (i) A signed copy of certificate of the Secretary or an Assistant Secretary of the Borrower which shall certify the names of the officers of the Borrower authorized to sign the Loan Documents and the other documents to be delivered pursuant to this Agreement by the Borrower and the names of the officers or other employees authorized to request Advances under Section 2.01 and to sign certificates on behalf of the Borrower. The Lender may conclusively rely on such certificate until it shall receive a further certificate of the Secretary or Assistant Secretary of the Borrower canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

         (j) A certificate of the insurance required under the Security Agreement in form and substance satisfactory to the Lender in its sole discretion, naming the Lender as loss payee.

         (k) Intentionally deleted.

         (l) Intentionally deleted.

         (m) Intentionally deleted.

         (n) Intentionally deleted.

         (o) Intentionally deleted.

         (p) Intentionally deleted.

         (q) Such other documents and information as the Lender may reasonably request.


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         Section 3.02 Conditions Precedent to All Advances. The obligation of the Lender to make each Advance shall be subject to the further conditions precedent that on such date:

                  (a) the representations and warranties contained in Article IV hereof are correct on and as of the date of such Advance as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and

                  (b) no event has occurred and is continuing, or would result from such Advance which constitutes a Default or an Event of Default.

                                   ARTICLE IV
                         Representations and Warranties

         The Borrower represents and warrants to the Lender as follows:

         Section 4.01 Corporate Existence and Power. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, properties or condition (financial or otherwise) of the Borrower. The Borrower has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under the Loan Documents.

         Section 4.02 Authorization of Borrowing; No Conflict as to Law or Agreements. The execution, delivery and performance by the Borrower of the Loan Documents and the borrowings from time to time hereunder have been duly authorized by all necessary corporate action and do and will not (i) require any consent or approval of the stockholders of the Borrower, or any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) to the best of the Borrower's knowledge, violate any provision of any law, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) of or any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the Articles of Incorporation or Bylaws of the Borrower, (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected, or (iv) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

         Section 4.03 Legal Agreements. The Loan Documents constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except to the extent that enforcement thereof may be limited by any applicable bankruptcy, insolvency or similar laws now or hereafter in effect affecting creditors' rights generally and by general principles of equity.

         Section 4.04 Subsidiaries. The Borrower has no subsidiaries.


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         Section 4.05 Financial Condition. The Borrower has heretofore furnished the following financial statements to the Lender: (i) the annual audited financial statements of the Borrower for the Borrower's fiscal year ended on December 31, 1998 and (ii) the monthly and year to date unaudited financial statements in comparative form for the period ended April 30, 1999. Those financial statements fairly present the financial condition of the Borrower on the dates thereof and the results of its operations for the periods then ended, and were prepared in accordance with generally accepted accounting principles.

         Section 4.06 Adverse Change. There has been no material adverse change in the business, properties or condition (financial or otherwise) of the Borrower since the date of the latest financial statement referred to in Section 4.05.

         Section 4.07 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or the properties of the Borrower before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Borrower, would have a material adverse effect on the financial condition, properties, or operations of the Borrower.

         Section 4.08 Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

         Section 4.09 Taxes. The Borrower has paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by it. The Borrower has filed all federal, state and local tax returns which to the knowledge of the officers of the Borrower are required to be filed, and the Borrower has paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due.

         Section 4.10 Titles and Liens. The Borrower has good title to each of the properties and assets reflected in the latest balance sheet referred to in
Section 4.05 (other than any sold, as permitted by Section 6.06), free and clear of all mortgages, security interests, liens and encumbrances, except for mortgages, security interest and liens permitted by Section 6.01 and covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the business or operations of the Borrower as presently conducted. No financing statement naming the Borrower as debtor is on file in any office except to perfect only security interests permitted by
Section 6.01.

         Section 4.11 Plans. Except as disclosed to the Lender in writing prior to the date hereof, the Borrower does not and has not maintained any Plan. The Borrower has not received any notice and does not have any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA. No Reportable Event or other fact or circumstance which may have an adverse effect on the Plan's tax qualified status exists in connection with any Plan. The Borrower does not have:

                  (a) Any accumulated funding deficiency within the meaning of ERISA; or

                  (b) Any liability nor knows of any fact or circumstances which could result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than accrued benefits which or which may become payable to participants or beneficiaries of any such Plan).

         Section 4.12 Environmental Protection. The Borrower has obtained all permits, licenses and other authorizations which are required under federal, state and local laws and regulations relating to emissions, discharges, releases of pollutants, contaminants, hazardous or toxic materials, or wastes into ambient air, surface water, ground water of land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport of handling of pollutants, contaminants or hazardous or toxic materials or wastes ("Environmental Laws") at the Borrower's facilities or in connection with the operation of its facilities. Except as previously disclosed to the Lender in writing, the Borrower and all activities of the Borrower at its facilities comply with all applicable Environmental Laws and with all terms and conditions of any required permits, licenses and authorizations applicable to the Borrower with respect thereto. Except as previously disclosed to the Lender in writing, the Borrower is also in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, scheduled and timetables contained in Environmental Laws or contained in any plan, order, decree, judgment or notice of which the Borrower is aware. Except as previously disclosed to the Lender in writing, the Borrower is not aware of, nor has the Borrower received notice of, any events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance with, or which may give rise to any liability under, any Environmental Laws. The representations contained in this Section
4.12 shall not be deemed to be incorrect to the extent that there would be no material adverse effect on the Borrower as a result thereof.

         Section 4.13 Year 2000 Planning. The Borrower has undertaken a formal review of its recordkeeping systems and its operations to determine that Borrower's vulnerability to recordkeeping and operational difficulties attributable to the need to change computer coding after 1999. Except as has been disclosed to the Lender in writing contemporaneously with the execution of this Agreement, that Borrower does not anticipate that it will face any substantial recordkeeping or operational difficulties attributable to the need to change such computer coding.

                                    ARTICLE V
                      Affirmative Covenants of the Borrower

         So long as the Note shall remain unpaid or the Commitment shall be outstanding, the Borrower will comply with the following requirements, unless the Lender shall otherwise consent in writing:

         Section 5.01 Financial Statements. The Borrower will deliver to the
Lender:

                  (a) as soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, a copy of the annual audit report of the Borrower prepared by an independent certified public accountant selected by the Borrower and reasonably acceptable to the Lender, which annual report shall include the balance sheet of the Borrower as at the end of such fiscal year and the related statements of income, retained earnings, stockholder's equity and cash flows of the Borrower for the fiscal year then ended, all in reasonable detail and all prepared in accordance with GAAP and certified without qualification or exceptions together with a certificate of the chief financial officer or controller of the Borrower stating that such financial statements have been prepared in accordance with GAAP and whether or not he or she has knowledge of the occurrence of any Event of Default hereunder and, if so, stating in reasonable detail the facts with respect thereto;

                  (b) as soon as available and in any event within twenty (20) days after the end of each month of each fiscal year of the Borrower, an unaudited balance sheet of the Borrower as at the end of such month and related statements of income and retained earnings of the Borrower for such monthly period and for the year to date, in reasonable detail and stating in comparative form the figures for the corresponding date and period in the previous year, all prepared in accordance with GAAP certified by the chief financial officer or controller of the Borrower, subject to year-end adjustments; and accompanied by a certificate of that officer or controller, in substantially the form of Exhibit C attached hereto, stating (i) for each monthly period, (A) that such financial statements have been prepared in accordance with GAAP and (B) whether or not he or she has knowledge of the occurrence of any Default or Event of Default hereunder and, if so, stating in reasonable detail the facts with respect thereto and (ii) for each monthly period which is also the end of a fiscal quarter, all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the requirements set forth in Section 5.08, 5.09 5.10 and 5.11;

                  (c) immediately upon the Borrower's receipt of notice thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower of the type described in Section 4.07 or which seek a monetary recovery against the Borrower in excess of $100,000;

                  (d) as promptly as practicable (but in any event not later than twenty (20) Business Days after an officer of the Borrower obtains knowledge of the occurrence of any event which constitutes a Default or Event of Default, notice of such occurrence, together with a detailed statement by a responsible officer of the Borrower of the steps being taken by the Borrower to cure the effect of such event;

                  (e) as soon as possible and in any event within thirty (30) days after the Borrower knows or has reason to know that any Reportable Event with respect to any Plan has occurred, the statement of the chief financial officer or controller of the Borrower setting forth details as to such Reportable Event and the action which the Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation;

                  (f) as soon as possible, and in any event within ten (10) days after the Borrower fails to make any quarterly contribution required with respect to any Plan under Section 412(m) of the Internal Revenue Code of 1986, as amended, the statement of the chief financial officer or controller of the Borrower setting forth details as to such failure and the action which the Borrower proposes to take with respect thereto, together with a copy of any notice of such failure required to be provided to the Pension Benefit Guaranty Corporation;

                  (g) on the date that the monthly financial statements required under Section 5.01(b) are delivered to the Lender, a Borrowing Base Certificate as of the end of such calendar month, properly executed by the chief financial officer or controller of the Borrower, together with such aging of Accounts and other supporting documentation as the Lender may reasonably require;

                  (h) such other information respecting the financial condition and results of the operations of the Borrower as the Lender may from time to time reasonably request.

         Section 5.02 Books and Records; Inspection and Examination. The Borrower will keep accurate books of record and account for itself in which true and complete entries will be made in accordance with generally accepted accounting principles consistently applied and, upon not less than five (5) Business Days' prior notice from the Lender, will give any representative of the Lender access to, and permit such representative to examine, copy or make extracts from, any and all books, records and documents in its possession, to inspect any of its properties and to discuss its affairs, finances and accounts with any of its principal officers, all at such times during normal business hours and as often as the Lender may reasonably request. Without limiting the foregoing, Borrower shall permit the Lender or a representative designated by the Lender to conduct semi-annual audits of the assets of the Borrower. So long as no Event of Default exists, the Borrower shall reimburse the Lender the sum of $700.00 for such visits, inspections and examinations. Notwithstanding the foregoing, any such visits, inspections and examinations made while any Event of Default is continuing shall be at the full expense of the Borrower without regard to the limitations set forth in the preceding sentence. The Borrower will take all steps necessary to avoid recordkeeping and operational difficulties attributable to the need to change computer coding after 1999.

         Section 5.03 Compliance with Laws, Environmental Indemnity. The Borrower will (a) comply with the requirements of applicable laws and regulations, the non-compliance with which would materially and adversely affect its business or its financial condition and (b) comply with all applicable Environmental Laws and obtain any permits, licenses, or similar approvals required by any such Environmental Laws. The Borrower will indemnify, defend and hold the Lender harmless from and against any claims, loss or damage to which the Lender may be subjected as a result of any past, present or future existence, use, handling, storage, transportation or disposal of any hazardous waste or substance of toxic substance by the Borrower on property owned, leased or controlled by the Borrower. This indemnification agreement shall survive the termination of this Agreement and payment of the indebtedness hereunder.

         Section 5.04 Payment of Taxes and Other Claims. The Borrower will pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach hereto, (b) all federal, state or local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon any properties of the Borrower; provided, that the Borrower shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

         Section 5.05 Maintenance of Properties. The Borrower will keep and maintain all of its properties necessary or useful in its business in good condition, repair and working order; provided, however, that nothing in this Section shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business and not disadvantageous in any material respect to the Lender.

         Section 5.06 Insurance. The Borrower will at all times obtain and maintain insurance with insurers believed by the Borrower to be responsible and reputable, in such amounts and against such risks as may from time to time be reasonably required by the Lender, but in all events in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Borrower operates. Without limiting the generality of the foregoing, the Borrower will at all times maintain the insurance required by the Security Agreement with respect to the Collateral.

         Section 5.07 Preservation of Corporate Existence. The Borrower will preserve and maintain its corporate existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business.

         Section 5.08 Ratio of Debt to Tangible Net Worth. The Borrower will maintain at all times the ratio of its Debt to Tangible Net Worth, determined as of the end of each month of the Borrower, at not more than 1.5 to 1 for each month during the term of this Agreement.

         Section 5.09 Tangible Net Worth. The Borrower will maintain at all times its Tangible Net Worth, determined as of the end of each calendar quarter of the Borrower, at an amount not less than Four Million Six Hundred Thousand and no/100ths Dollars ($4,600,000.00) at June 30, 1999, Four Million Seven Hundred Thousand and no/100 Dollars ($4,700,000.00) at September 30, 1999, and Four Million Eight Hundred Thousand and no/100ths Dollars ($4,800,000.00) at December 31, 1999 and for each calendar quarter thereafter.

         Section 5.10 Debt Service Coverage Ratio. The Borrower will maintain at all times a Debt Service Ratio as of the end of each month of the Borrower, on a rolling basis, calculated based upon a term equal to the shorter of the previous 12 months or the period from August 31, 1998, through the applicable computation of at least 1.25 to 1.

         Section 5.11 Working Capital. The Borrower will maintain at all times an excess of Current Assets over Current Liabilities of not less than of 1.5 to 1.

                                   ARTICLE VI
                               Negative Covenants

         So long as the Revolving Note shall remain unpaid or the Commitment shall remain outstanding, the Borrower agrees that, without the prior written consent of the Lender:

         Section 6.01 Liens. The Borrower will not create, incur, assume or suffer to exist any mortgage, deed or trust, pledge, lien, security interest, or other charge or encumbrance of any nature on any of its assets, now owned or hereafter acquired, to secure any indebtedness; excluding, however, from the operation of the foregoing:

                  (a) Intentionally deleted.

                  (b) The Security Interest in the Collateral granted to the Lender under the Security Agreement;

                  (c) Purchase money liens or security interests (which term for purposes of this subsection shall include conditional sale agreements or other title retention agreements and leases in the nature of title retention agreements) upon or in property acquired after the date hereof, or liens of security interests existing in such property at the time of acquisition thereof; provided, that, (i) no such lien or security interest extends or shall extend to cover any property of the Borrower other than the property being acquired and (ii) the aggregate principal amount of indebtedness of the Borrower secured by all liens or security interests described in this subsection shall not exceed $100,000 at any one time outstanding; and

                  (d) The lien, security interest or claim of lessors pursuant to lease obligations.

                  (e) Mechanic's or materialmens' liens arising under applicable law for amounts not constituting an Event of Default.

         Section 6.02 Indebtedness. The Borrower will not incur, create, assume or permit to exist any indebtedness or liability on account of advances or any indebtedness for borrowed money, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:

                  (a) Intentionally deleted.;

                  (b) indebtedness evidenced by the Revolving Note;

                  (c) purchase money indebtedness of the Borrower secured by liens permitted by subsection (c) of Section 6.01; and

                  (d) Intentionally deleted.

                  (e) indebtedness or obligations classified as lease obligations.

         Section 6.03 Guaranties. The Borrower will not assume, guarantee, endorse or otherwise become directly or continently liable in connection with any obligations of any other Person, except:

                  (a) the endorsement of negotiable instruments by the Borrower for deposit or collection or similar transactions in the ordinary course of business.

                  (b) Intentionally deleted.

         Section 6.04 Investments and Subsidiaries.

                  (a) The Borrower will not purchase or hold beneficially any stock or other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person, including specifically but without limitation any partnership or joint venture, except:

                           (i) investments in direct obligations of the United
                  States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of one year or less, commercial paper issued by U.S. corporations rated "A-1" or "A-2" by Standard & Poors Corporation or "P-1" or "P-2" by Moody's Investors Service or certificates of deposit or bankers' acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers' acceptances are fully insured by the Federal Deposit Insurance Corporation);

                           (ii) travel advances or loans to officers and
                  employees of the Borrower not exceeding at any one time an aggregate of $10,000;

                           (iii) advances in the form of progress payments,
                  prepaid rent or security deposits.

                  (b) Except as set forth in Section 4.04 herein, the Borrower will not create or permit to exist any Subsidiary without the prior written consent of the Lender, which consent shall not be unreasonably withheld.

         Section 6.05 Dividends. The Borrower will not declare or pay any dividends (other than dividends payable solely in stock of the Borrower) on any class of its stock or make any payment on account of the purchase, redemption or other retirement of any shares of such stock or make any distribution in respect thereof, either directly or indirectly, if at such time a Default or an Event of Default has occurred and is continuing or if, after giving to any such dividend, payment or distribution of the aggregate amount of such dividends, payments and distributions during such fiscal year would exceed $50,000. Any cash bonus paid to any employee of the Borrower pursuant to the Borrower's "phantom stock plan" shall not be deemed a dividend, payment or distribution on account of stock for purposes of this Section 6.05.

         Section 6.06 Sale of Assets, Suspension of Business. The Borrower will not sell, lease, assign, transfer or otherwise dispose of (i) all or a substantial part of its assets or (ii) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than the sale of Inventory in the ordinary course of business and will not liquidate, dissolve or suspend business operations. The Borrower will not in any manner transfer any property without prior or present receipt of full and adequate consideration.

         Section 6.07 Consolidation and Merger. The Borrower will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person without the prior written consent of the Lender, which consent shall not be unreasonably withheld, provided that this covenant shall not apply to any transaction that is effected pursuant to a contract that is not a material contract within the meaning of Item 601(b)(10) of Regulation S-K promulgated pursuant to the Security Act of 1933.

         Section 6.08 Sale and Leaseback. The Borrower will not enter into any arrangement, directly or indirectly, with any other Person whereby the Borrower shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which the Borrower intends to use for substantially the same purpose or purposes as the property being sold or transferred.

         Section 6.09 Restrictions on Nature of Business. The Borrower will not engage in any line of business materially different from that presently engaged in by the Borrower and will not purchase, lease or otherwise acquire assets not related to its business without the prior written consent of the Lender, which consent shall not be unreasonably withheld.

         Section 6.10 Capital Expenditures. The Borrower shall not incur any Capital Expenditures in any twelve (12) month period in excess of $1,000,000.00. For purposes of this Agreement, "Capital Expenditures" means all of the Borrower's expenditures for any assets, or for improvements, replacements, substitutions or additions therefor or thereto, which are or will be capitalized on the Borrower's balance sheet and which, in accordance with GAAP, are required to be included in or reflected by the property, plant, equipment or similar fixed asset account or reflected in such balance sheet, and shall include, without limitation, capitalized lease obligations. Notwithstanding the foregoing, the Lender may, in its sole discretion, consider and approve Capital Expenditures in excess of $1,000,000.00 to the extent that the Borrower can demonstrate economic justification for Capital Expenditures exceeding $1,000,000.00 and, further, such excess is financed with economic or development grant monies.

         Section 6.11 Defined Benefit Pension Plans. The Borrower will not adopt, create, assume or become a party to any defined benefit pension plan, unless disclosed to the Lender pursuant to Section 4.11.

         Section 6.12 Change of Control. The Borrower will not issue or sell any stock of the Borrower nor will the Borrower permit to occur the sale, transfer, assignment, pledge or other disposition of any of the issued and outstanding shares of stock of the Borrower, to any Persons or group of Persons where subsequent to such issuance or transfer, the Persons or group of Persons would beneficially own more than 50% of the outstanding shares of Borrower, without the prior written consent of the Lender.

                                   ARTICLE VII
                     Events of Default, Rights and Remedies

         Section 7.01 Events of Default. "Event of Default" wherever used herein, means any one of the following events:

                  (a) A default in the payment of any amount due under the Revolving Note when it becomes due and payable; or

                  (b) A default in the payment of any fees, costs or expenses required to be paid by the Borrower under this Agreement or any of the other Loan Documents for a period of five (5) Business Days after notice from the Lender; or

                  (c) A default in the performance, or breach, of any covenant or agreement on the part of the Borrower contained in Article VI of this Agreement and the continuance of such default or breach for a period of five (5) Business Days; or

                  (d) A default in the performance, or breach, of any covenant or agreement on the part of the Borrower contained in Section 5.01 of this Agreement and the continuance of such default or breach for a period of five (5) Business Days; or

                  (e) A default in the performance, or breach, of any covenant or agreement on the part of the Borrower contained in Sections 5.08, 5.09, 5.10 or 5.11 of this Agreement and the continuance of such default or breach for a period of thirty (30) Business Days; or

                  (f) Default in the performance, or breach, of any covenant or agreement on the part of the Borrower contained in this Agreement or the Loan Documents (other than a covenant or agreement a default in whose performance or whose breach is elsewhere in this Section specifically dealt with) and the continuance of such default or breach for a period of thirty (30) days after written notice thereof from the Lender to the Borrower; or

                  (g) The Borrower shall be or become insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or the Borrower shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Borrower; or the Borrower shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Borrower; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower; or

                  (h) A petition shall be filed by or against the Borrower under the United States Bankruptcy Code naming the Borrower as debtor; or

                  (i) Any representation or warranty made by the Borrower in any Loan Document or by the Borrower (or any of its officers) in any certificate, instrument, or statement contemplated by or made or delivered pursuant to or in connection with the Loan Documents, shall prove to have been incorrect in any material respect when made; or

                  (j) The rendering against the Borrower of a final judgment, decree or order for the payment of money in excess of $50,000 and the continuance of such judgment, decree or order unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution; or

                  (k) A default under any bond, debenture, note or other similar evidence of indebtedness of more than $50,000 of the Borrower owed to any Person other than the Lender, or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture or other instrument, which default is not being contested in good faith by the Borrower by appropriate proceedings (with adequate reserves being provided by the Borrower), and the Borrower has received thirty (30) days' written notice thereof from the Lender; or

                  (l) Any Reportable Event, which the Lender determines in good faith might constitute grounds for the termination of any Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Plan, shall have occurred and be continuing thirty (30) days after written notice to such effect shall have been given to the Borrower by the Lender; or a trustee shall have been appointed by an appropriate United States District Court to administer any Plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan; or the Borrower shall have filed for a distress termination of any Plan under Title IV of ERISA; or the Borrower shall have failed to make any quarterly contribution required with respect to any Plan under Section 412(m) of the Internal Revenue Code of 1986, as amended, which the Lender determines in good faith may by itself, or in combination with any such failures that the Lender may determine are likely to occur in the future, result in the imposition of a lien on the assets of the Borrower in favor of the Plan; or

                  (m) An event of default shall occur under the Security Agreement or under any other security agreement, mortgage, deed of trust, assignment or other instrument or agreement securing any obligations of the Borrower hereunder or under the Note; or

                  (n) The Borrower shall liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, or sell all or substantially all of its assets, without the prior written consent of the Lender; or

                  (o) A default in the payment of any amount owed by the Borrower to the Lender other than any indebtedness arising hereunder or under the Revolving Note and the expiration of the applicable period of grace if any; or

                  (p) The Borrower shall fail to pay, withhold, collect or remit any tax or tax deficiency when assessed or due (other than any tax deficiency which is being contested in good faith and by proper proceedings and for which it shall have set aside on its books adequate reserves therefor) or notice of any state or federal tax liens shall be filed or issued.

                  (q) The Lender shall determine that the due and punctual payment of the Revolving Note is materially impaired.

         Section 7.02 Rights and Remedies. Upon the occurrence of an Event of Default or at any time thereafter until such Event of Default is cured to the written satisfaction of the Lender, the Lender may exercise any or all of the following rights and remedies:

                  (a) The Lender may, by notice to the Borrower, declare the entire unpaid principal amount the Note, all interest accrued and unpaid thereon, and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the Revolving Note, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower;

                  (b) The Lender may, without prior notice to the Borrower and without further action, apply or offset against any and all money of the Borrower maintained in any account with the Lender to the payment of the Revolving Note, including interest accrued thereon, and of all other sums then owing by the Borrower hereunder; provided, however, after the completion of any such application by the Lender, the Lender will promptly provide written notice of such application to the Borrower;

                  (c) The Lender may exercise and enforce its rights and remedies under the Security Agreement and under any other Loan Documents;

                  (d) The Borrower hereby grants the Lender the right to possess and hold the Premises, subject to the following terms and conditions:

                           (i) The Lender may take possession of the Premises
                  only upon the occurrence of an Event of Default;

                           (ii) The Lender may use the Premises only to hold,
                  process, manufacture and sell or otherwise dispose of goods which are inventory, or to provide services under contracts for receivable, or to use, operate, store, liquidate or realize upon goods which are equipment or any other Collateral and for other purposes which the Lender may in good faith deem to be related or incidental purposes;

                           (iii) The right of the Lender to hold the Premises
                  shall cease and terminate upon the earlier of (A) payment in full and discharge of all indebtedness under this Agreement;
                  (B) final sale or disposition of all goods constituting Collateral (including both inventory and equipment) and delivery of all such goods to purchasers;

                           (iv) The Lender shall not be obligated to pay or
                  account for any rent or other compensation for this grant or for the possession, occupancy or use of any of the Premises; and

                           (v) The Borrower acknowledges and agrees that the
                  breach of this grant is not fully compensable by money damages, and that, accordingly, this grant may be enforced by an action for specific performance.

                  (e) The Lender may exercise any other rights and remedies available to it by law or agreement.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 7.01(h) hereof, the entire unpaid principal amount of the Revolving Note, all interest accrued and unpaid thereon, and all other amounts payable under the Loan Documents shall be immediately due and payable without presentment, demand, protest or notice of any kind.

                                  ARTICLE VIII
                                  Miscellaneous

         Section 8.01 No Waiver; Cumulative Remedies. No failure or delay on the part of the Lender in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

         Section 8.02 Amendments, Etc. No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Lender and by an authorized officer of the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

         Section 8.03 Addresses for Notices, Etc. Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, (c) sent by overnight courier of national reputation, or (d) transmitted by telecopy, in each case addressed to the party to whom notice is being given at its address as set forth below and, if telecopied, transmitted to that party at its telecopier number set forth below:

         If to the Borrower:

         ACI Telecentrics, Inc.
         3100 West Lake Street
         Minneapolis, Minnesota 55416-4510
         Telecopier: (612) 928-4776
         ATTN: Russ Jackson, Controller

         If to Lender:

         National City Bank of Minneapolis
         651 Nicollet Avenue
         Minneapolis, Minnesota 55402
         Telecopier: (612) 904-8015
         ATTN: Peter H. Archibald, Vice President or, as to each party, at such other address or telecopier number as may hereafter be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be deemed to have been given on
(a) the date received if personally delivered, (b) two (2) Business Days after deposit in the mail if delivered by mail, (c) one Business Day after sending if sent by overnight courier, or (d) the date of transmission if delivered by telecopy.

         Section 8.04 Costs and Expenses. The Borrower agrees to pay on demand all costs and expenses incurred by the Lender in connection with the negotiation, preparation, execution, administration, amendment, auditing or enforcement of the Loan Documents and the other instruments and documents to be delivered thereunder, including the reasonable fees and out-of-pocket expenses of counsel for the Lender with respect thereto.

         Section 8.05 Execution in Counterparts. This Agreement and the Security Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement or the Security Agreement, as the case may be, taken together, shall constitute but one and the same instrument.

         Section 8.06 Binding Effect, Assignment. The Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights thereunder or any interest therein without the prior written consent of the Lender.

         Section 8.07 Governing Law. The Loan Documents shall be governed by, and construed in accordance with, the laws of the State of Minnesota.

         Section 8.08 Further Documents. The Borrower will from time to time execute and deliver or endorse any and all instruments, documents, conveyances, assignments, security agreements, financing statements and other agreements and writings that the Lender may reasonably request in order to secure, protect, perfect or enforce the Lender's Security Interest in the Collateral or the rights of the Lender under the Loan Documents (but any failure to request or assure that the Borrower executes, delivers or endorses any such item shall not affect or impair the validity, sufficiency or enforceability of this Agreement and the security interest in the Collateral, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

         Section 8.09 Indemnity. In addition to the payment of costs and expenses pursuant to Section 8.04 hereof and the environmental indemnity pursuant to Section 5.03 hereof, the Borrower agrees to indemnify, defend and hold harmless the Lender, and any of its participants, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees and agents of the foregoing (the "Indemnitees"), from and against (i) any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement and the other Loan Documents or the making of the borrowings hereunder, and (ii) any and all liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel) in connection with any investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against such Indemnitee, in any manner relating to or arising out of or in connection with the making of the borrowings hereunder, this Agreement and all other Loan Documents or the use or intended use of the proceeds of the borrowings hereunder (the "Indemnified Liabilities"); provided, however, the Borrower shall not be required to indemnify the Indemnitees for any liabilities, losses, damages, penalties, judgments, suits, claims, costs or expenses to the extent caused by such Indemnitees' gross negligence or willful misconduct or by such Indemnitees' violation of banking laws. If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon request of such Indemnitee, the Borrower, or counsel designated by the Borrower and reasonably satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner agreed upon by the Indemnitee and the Borrower, at the Borrower's sole cost and expense. Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding. If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Borrower shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The obligation of the Borrower under this Section 8.09 shall survive the termination of this Agreement.

         Section 8.10 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

         Section 8.11 Headings. Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

         Section 8.12 Confidentiality. The Lender agrees to keep confidential (and to cause its respective officers, directors, employees, agents and representatives to keep confidential) all information, materials and documents furnished to the Lender (the "Disclosed Information"). Notwithstanding the foregoing, the Lender shall be permitted to disclose Disclosed Information (i) to such of its officers, directors, employees, agents and representatives as need to know such Disclosed Information in connection with its participation in the transaction contemplated by this Agreement (which officers, directors, employees, agents and representatives the Lender shall cause to keep confidential the Disclosed Information); (ii) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any governmental agency or authority; (iii) to the extent such Disclosed Information (A) becomes publicly available other than as a result of a breach of this Section, (B) becomes available to the Lender on a non-confidential basis from a source other than the Borrower or (C) was available to the Lender on a non-confidential basis prior to its disclosure to the Lender by the Borrower; (iv) to the extent the Borrower shall have consented to such disclosure in writing; (v) in connection with the enforcement of any rights or remedies or the sale of any collateral pursuant to the provisions of any of the Loan Documents; or (vi) in connection with any potential assignment or participation, provided that the prospective assignee or participant shall have agreed in writing prior to receipt of any Disclosed Information to be bound by the confidentiality provisions of this Section.

                                   ARTICLE IX
                                  Reaffirmation

         The Borrower hereby reaffirms and ratifies all of the terms and conditions of the Original Agreement, the Loan Documents, and all certificates, schedules, and all other documents heretofore submitted, executed and/or delivered to the Lender and agrees that the same shall remain in full force and effect. The execution of this Agreement by the Lender shall not constitute a waiver of any of the Lender's rights pursuant to the Original Agreement, or any certificate, schedule or document delivered in connection therewith or thereunder, unless the Lender specifically waives the Event of Default, in writing, in this Agreement or in any letter signed by the Lender and delivered herewith.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                       BORROWER:


                                       ACI TELECENTRICS, INCORPORATED,
                                       a Minnesota corporation



                                       -----------------------------------------
                                       By:
                                            ------------------------------------
                                            Its:
                                                  ------------------------------


                                       LENDER:

                                       NATIONAL CITY BANK OF MINNEAPOLIS,
                                       a national banking association



                                       -----------------------------------------
                                       By:  Peter H. Archibald
                                            Its:  Vice President